Exhibit 3.1

THE COMPANIES (GUERNSEY) LAW, 2008 (as amended)

NON-CELLULAR COMPANY LIMITED BY SHARES

MEMORANDUM

and

ARTICLES OF INCORPORATION

of

CREDIT SUISSE GROUP (GUERNSEY) I LIMITED

Incorporated this 28th January, 2011

Carey Olsen Formations (Guernsey) Limited
P O Box 98, Carey House
Les Banques, St. Peter Port
Guernsey GY1 4BZ, Channel Islands
Tel: +44 (0)1481 727272 Fax: +44 (0)1481 711052
www.careyolsen.com

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COMPANIES (GUERNSEY) LAW 2008 (AS AMENDED)

NON-CELLULAR COMPANY LIMITED BY SHARES WITH
UNLIMITED OBJECTS

MEMORANDUM OF INCORPORATION

1.                                       The company’s name is CREDIT SUISSE GROUP (GUERNSEY) I LIMITED.

2.                                       The company’s registered office is situated in Guernsey.

3.                                       The company is a non-cellular company within the meaning of section 2(l)(c) of the Companies (Guernsey) Law 2008 (the “Law”).

4.                                       The liability of each member of the company is limited to the amount, if any, unpaid on the shares held by him.

5.                                       This Memorandum may be amended in accordance with the Law on such terms as may be approved by the members by ordinary resolution from time to time.

We the subscribers to this memorandum of incorporation wish to form a company pursuant to this memorandum; and we agree to take the number of shares specified opposite our respective names.

Name and Address of founder member	No. of shares taken by founder member	Aggregate value of those shares	Amount paid up on those shares	Amount unpaid on those shares
Co 1 Limited Carey House, Les Banques St Peter Port Guernsey GY1 4BZ	50,000 Ordinary Share	no par value	USD50,000	Nil

Total Shares taken	50,000 Ordinary Share	No par value	USD50,000	Nil

/s/ Paul Kiddy
For and on behalf of CO 1 Limited - Director

Dated this 28th day of January 2011

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TABLE OF CONTENTS

1.	Interpretation	1
2.	Power of the board to issue shares	2
3.	Share capital	3
4.	Trusts not recognised	3
5.	Company’s lien on shares	3
6.	Enforcing lien by sale	3
7.	Calls on shares	4
8.	Forfeiture of shares	5
9.	Transfers and registration of shares	6
10.	Suspension of share transfers by the board	7
11.	Share certificates	7
12.	Transmission of shares	7
13.	Dividends and distributions	7
14.	Appointment and removal of directors	8
15.	Remuneration and expenses	9
16.	Delegation of powers	9
17.	Appointment of agent	9
18.	Power of attorney	9
19.	Secretary	10
20.	Indemnity	10
21.	Board meetings	10
22.	Notice	11
23.	Extraordinary general meetings	11
24.	General meetings	11
25.	Election and powers of chairman	12
26.	Right of directors to speak	12
27.	Voting and polls	12
28.	Proxies	13
29.	Bodies corporate acting by representatives	14
30.	Omission or non-receipt of notice	14
31.	Common signature	14
32.	Seal	14
33.	Standard articles not to apply	15

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1.                                    INTERPRETATION

1.1                               In these Articles –

“Articles” means these articles of incorporation as altered from time to time.

“Board” means the board of directors of the Company, or the board of directors present at a meeting of the Board at which a quorum is present, or present at a meeting of a committee of the board of directors.

“circulating resolution” has the meaning set out in Article 21.5.

“clear days” in relation to the period of notice means that period excluding the day when notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Company” means the company formed under the memorandum of incorporation with the name Credit Suisse Group (Guernsey) I Limited.

“date of forfeiture” has the meaning set out in Article 8.3.

“Extraordinary General Meeting” has the meaning set out in Article 23.1,

“Law” means the Companies (Guernsey) Law, 2008.

“member” means the registered holder of a share in the company as recorded in the Register.

“person” includes an individual and a body corporate.

“Register” means the register of members kept by the company as required by section 123 of the Law.

“shares” means shares in the capital of the Company.

Unless the context otherwise requires, words or expressions contained in these Articles bear the same meaning as in the Law.

1.2                               In these Articles:

(a)                                  words in the singular include words in the plural and vice versa, and

(b)                                 words imparting a gender include every other gender.

1.3                               These Articles must be read in conjunction with and subject to the provisions of the Law.

1.4                               Headings and subheadings are included only for convenience and do not affect the meaning of these Articles.

1.5                               References to enactments are to such enactments as from time to time modified, reenacted or consolidated and shall include any enactments made in substitution for an enactment which is repealed and any Ordinances or Regulations made under those enactments.

2.                                    POWER OF THE BOARD TO ISSUE SHARES

2.1                               Subject to the provisions of the Law, on such terms and conditions as it sees fit, the Board may:

(a)                                  exercise the power of the Company to issue shares or grant rights to subscribe for, or convert any security into shares, in accordance with section 292 of the Law,

(b)                                 issue shares of different types within the meaning of section 277 of the Law or shares of different classes, and the creation or issuance of any such shares or any additional shares ranking equally with an existing type of class of share is deemed not to vary the rights of any existing member,

(c)                                  subject to sections 342 and 348 of the Law, convert all or any classes of its shares into redeemable shares,

(d)                                 issue shares which have a nominal or par value,

(e)                                  issue shares of no par value,

(f)                                    issue any number of shares they see fit,

(g)                                 issue fractions of a share within the meaning of section 280 of the Law,

(h)                                 make arrangements on the issue of shares to distinguish between shareholders as to the amounts and ties of payments of calls on their shares,

(i)                                     pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others, and

(j)                                     pay commissions in such manner and in such amounts as the Board may determine.

2.2                               Where the Company has issued only a single class of shares the Board may issue (or grant rights to subscribe for, or to convert into) shares in accordance with section 293 of the Law.

2.3                               Where the Board has resolved to issue different classes of shares, the Board has the authority to issue (or grant rights to subscribe for, or to convert into) an unlimited number of shares subject to the following:

(a)                                  the authority of the Board to issue shares or grant such rights under this Article 2.3 shall expirey on the 5th anniversary of the incorporation of the Company unless the members, by ordinary resolution, revoke that authority,

(b)                                 at or before the expir of the 5th anniversary of incorporation, the members may, by ordinary resolution, extend the power of the Board to issue shares or grant such rights under this Article 2.3 for further periods. Each period of extension may be for no more than 5 years, and

(c)                                  the Company may make an offer or agreement which would or might require shares to be issued, or rights to be granted, after the authorization has expired.

2.4                               The Company may hold treasury shares in accordance with the provisions of the Law.

2.5                               Subject to the provisions of the Law the Company may purchase its own shares and with respect to those shares, cancel them or hold them as treasury shares.

3.                                    SHARE CAPITAL

3.1                               The share capital of the Company is an unlimited number of shares of no par value that may be issued as Ordinary Shares.

3.2                               The members may, by ordinary resolution alter the Company’s share capital in accordance with section 287 of the Law.

4.                                    TRUSTS NOT RECOGNISED

4.1                               No person is to be recognised by the Company as holding any share upon any trust (either express, implied or constructive) and the Company is not obliged to recognise any interest in any share except an absolute right to the registered holder of that share.

5.                                    COMPANY’S LIEN ON SHARES

5.1                               The Company shall have a first and paramount lien on every share (not being a fully paid share) for all money (whether presently payable or not) called or payable at a :fixed time in respect of that share, and the Company shall have a :first lien on all shares (other than fully paid shares) standing registered in the name of a single person for all money payable by him or his estate to the Company. The Company’s lien on a share shall extend to all dividends payable thereon.

5.2                               Subject to the provisions of the Law with respect to distributions, the Board may at any time either generally or in any particular case waive any lien that has arisen or declare any share to be wholly or in par exempt from the provisions of Article 5.1.

6.                                    ENFORCING LIEN BY SALE

6.1                               The Company may sell, in such manner as the Board thinks fit, any share on which the Company has a lien provided that a sum in respect of which the lien exists is presently payable and is not paid within fourteen clear days of notice being given to the member in accordance with Article 6.2.

6.2                               Before exercising any right of sale under a lien the Company must:

(a)                                  serve on the member a notice in writing demanding payment of any outstanding amount due and payable on the share within 14 clear days of the date of the notice, and

(b)                                 the notice must state that if the notice is not complied with the shares may be sold at the discretion of the Board.

6.3                               To give effect to any such sale the Board may authorise some person to execute an instrument of transfer of the shares sold to or in accordance with the directions of the purchaser. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

6.4                               The net proceeds of the sale under Article 6.3 shall be applied by the Company in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of sale.

7.                                    CALLS ON SHARES

7.1                               Subject to the terms of issue of the shares:

(a)                                  the Board may make calls upon the members in respect of any money unpaid on the shares held by the. members and each member shall pay to the Company as required by the notice the amount called upon his shares,

(b)                                 a call is only valid if the Board gives the members at least 14 clear days notice specifying when and where payment is to be made,

(c)                                  at the absolute discretion of the Board a call may be postponed in whole or in par and

(d)                                 a member on whom a call is made shall remain liable for calls made upon him regardless of any subsequent transfer of his shares.

7.2                               A call is deemed to have been made at the tie when the resolution of the Board authorising the call was passed.

7.3                              The Board may on an issue of shares differentiate between holders as to the amounts and times of payment of calls on their shares.

7.4                               Joint holders of shares are jointly and severally liable to pay all calls in respect of those shares.

7.5                               The Company may charge interest on any amount that remains unpaid from the day the call became due and payable until such time as the call is paid. That interest may be fixed by the terms of the issue of the share but if no amount is Fixed then it shall be 10% per annum. The Company may also charge the person obliged to pay the call any costs or expenses that have been incurred by the Company due to that non-payment. The Board may, at their absolute discretion, waive payment of any interest or charges under this Article 7.5.

7.6                               The Company may receive from any member in advance any amount uncalled and unpaid upon any shares held by that member and may, until the date on which the amount becomes payable pursuant to a call, pay interest on the amount at a rate agreed between the Board and the member.

7.7                               Where a call has not been paid within the time for payment, all rights and privileges attaching to that share, including the right to vote at any general meeting, are suspended until such time as the call and any interest and expenses (if any) are paid. The Board may, in its absolute discretion, waive any suspension of rights under this Article 7.7.

8.                                    FORFEITURE OF SHARES

8.1                               If a call remains unpaid after it has become due and payable the Board may exercise their right to declare the share forfeit.

8.2                               Before exercising any right of forfeiture the Board must:

(a)                                  serve on the member a notice in writing (a “forfeiture notice”) demanding payment of any outstanding amount due and payable on the share,

(b)                                 the notice must name a date not less than 14 clear days after the date of the notice at which time the call must be paid, and

(c)                                  the notice must contain a statement that if the call is not paid by the date specified in forfeiture notice, the Board may exercise a right to declare the share forfeit.

(d)                                 the notice must state the place where payment is to be made and the accepted payment methods.

8.3                               If the member does not comply with the forfeiture notice the Board may, by resolution, declare that the share is forfeit. That forfeiture shall include all dividends, distributions or other money payable in respect of the forfeited share (include any interest which may have accrued and any expenses which may have been incurred by the Company in respect thereof). The forfeiture takes effect at the time of the declaration (“the date of forfeiture”).

8.4                               Subject to the requirements of the Law a forfeited share may be:

(a)                                  sold, re-allotted, or transferred to such person and on such terms and in such manner as the Board may determine,

(b)                                 cancelled, or

(c)                                  held as a treasure share.

8.5                               The holder of a share that has been forfeited ceases to be a member in respect of that share and the member’s name is deemed to have been removed from the Register on the date of forfeiture. The holder of the share remains liable to the Company for any calls made or payable on such shares on the date of forfeiture and associated interest and expenses.

8.6                               A declaration in writing by a director or the secretary that a share has been duly forfeited or surrendered on the date stated in the declaration shall be conclusive evidence of the facts therein against all persons claiming to be entitled. to the shares and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in, or invalidity of, the proceedings in reference to the forfeiture or disposal of the share.

9.                                    TRANSFERS AND REGISTRATION OF SHARES

9.1                               A transfer of shares shall be made in any form which the Board may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee.

9.2                               Every instrument of transfer shall be left at the registered office of the Company, or such other place as the Board may prescribe, with the certificate (if any) of every share to be transferred and such other evidence as the Board may reasonably require to prove the title of the transferor or his right to transfer the shares.

9.3                               The Board may refuse to register a transfer of shares or may refuse to register a transfer until such. information as the Board may require has been provided. The Board is not obliged to provide any reasons for a refusal under this Article.

9.4                               If the Board refuses to register a transfer of shares they shall, within a period of 2 months after the date on which the Board resolved to refuse the transfer, send to the transferor a written notice of the refusal and return the instrument of transfer to the transferor.

9.5                               The person transferring the shares remains the holder of the shares until the transfer is registered and the name of the person to whom they are being transferred is entered in. the Register in respect of the shares.

9.6                              These Articles are subject to, and do not limit or restrict the Company’s powers to transfer shares in accordance with, the Uncertifcated Securities (Enabling Provisions) (Guernsey) Law, 2005.

10.                             SUSPENSION OF SHARE TRANSFERS BY THE BOARD

10.1                         The registration of transfers of shares may be suspended at such times and for such a period (not exceeding in aggregate 30 days in any calendar year) as the Board may determine.

11.                             SHARE CERTIFICATES

11.1                         If the Board elects to issue share certificates, within 2 months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide), every member shall be entitled to receive one certificate for all of his shares or, if the member so requests, several certificates each for one or more of his shares.

11.2                         Every such certificate shall be signed. in accordance with the common signature, shall specify the shares to which it relates, and the amount paid up thereon, provided that in respect of a share or shares jointly held by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

11.3                         If a share certificate is defaced, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and the payment of the expenses of the. Company in connection with the matter and generally upon such terms as the Board shall thin fit.

12.                             TRANSMISSION OF SHARES

12.1                         Subject to the provisions of section 290 of the Law, where a member dies and that member does not own shares jointly, then the Company will recognise only the personal representative of the deceased shareholder as being entitled to the deceased member’s interest in the shares. Where a member dies and that member owned shares jointly, the Company will recognise only the surviving joint holder or holders as being entitled to the deceased members’ interest in the shares.

12.2                         Where a member become has his affairs declared en désastre or has a preliminary vesting order made against his Guernsey realty, becomes bankrupt, suspends payments or compounds with creditors, or is adjudged insolvent the Board shall not be obliged to register the transfer of the share to the person entitled to the shares until that person provides to the Board such information as the Board may reasonably require to establish that person’s entitlement to the shares. The person so entitled may:

(a)                                  elect to be registered as the holder of the shares, or

(b)                                 subject to the Law and these Articles, choose to transfer the shares to another person by giving a completed transfer form to the Company.

13.                             DIVIDENDS AND DISTRIBUTIONS

13.1                         Subject to the rights attaching to each share, the Company is not liable to pay interest or any other penalty on any dividends or distributions paid by the Company.

13.2                         The Board may deduct from any dividend or distribution any sum of money which may be due from that member as a result of any unpaid call on the share, or any other debt due and owing from the member to the Company.

13.3                         Any dividend or distribution which has remained unclaimed for 10 years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by the Company.

13.4                         The Board may issue shares in lieu of dividends in accordance with section 306 of the Law.

14.                             APPOINTMENT AND REMOVAL OF DIRECTORS

14.1                         The number of Directors shall not be subject to any maximum and the minimum number until otherwise determined by the Directors.

14.2                         The directors shall have power at any time and from time to tie to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall hold office only until the next following annual general meeting and shall then be eligible for re-election.

14.3                         If for any reason whatsoever including death, resignation, removal or unavailability, the Board may appoint a person who is willing to act as a director and, in the opinion of the Board is an appropriate person to be appointed as a director.

14.4                         The office of a director shall be deemed vacant if:

(a)                                  he has been absent, without permission, from Board meetings for more than 6 months,

(b)                                 he becomes otherwise ineligible or incapable of continuing to act as a director for whatever reason,

(c)                                  he has had his affairs declared en désastre or has a preliminary vesting order made against his Guernsey realty, becomes bankrupt, suspends payments or compounds with creditors, or is adjudged insolvent,

(d)                                 he is requested to resign in writing signed by all the other directors of the Company (being not less that two in number), or

(e)                                  the members by ordinary resolution declare that he shall cease to be a director.

14.5                         A director (other than an alternate director) may appoint an alternate to exercise some or all of his powers as a director for a specified period. The appointment of an alternate director must be in writing and a copy of the appointment must be given to the Company. The appointment may be terminated at any time by instrument in writing signed by the appointing director a copy of which must be given to the Company. The Company shall give the alternate director notice of Board meetings if requested to do so by the appointing director. Where an alternate director exercises the appointing director’s powers the exercise is as effective as if the powers were exercised by the director. An alternate director shall cease to be an alternate if the director who appointed ceases to be a director.

15.                             REMUNERATION AND EXPENSES

15.1                         The members shall by ordinary resolution specify the directors’ (and where appointed the secretary’s) remuneration.

15.2                         Each director may be paid all expenses properly incurred in connection with the discharge of his duties as a director.

15.3                         An alternate director is entitled to be paid any expenses properly incurred in connection with the discharge of his duties as an alternate director including any fees agreed to be paid. An alternate director is not entitled to be otherwise remunerated unless the members approve such remuneration by ordinary resolution.

16.                             DELEGATION OF POWERS

16.1                         The Board may delegate to a committee consisting of one or more directors, any managing director, or any person holding an executive office of the Company, such of their powers as the Board considers appropriate and desirable to be exercised by such committee or officer. Any such delegation may be made on such conditions, revoked, altered, or otherwise varied as the Board think fit.

17.                             APPOINTMENT OF AGENT

17.1                         The Board may appoint any person (including any officer or employee of the Company) to act as the agent of the Company for such purpose and on such conditions as they determine, including the authority for the agent to execute documents on behalf of the Company or delegate all or any of his powers.

18.                             POWER OF ATTORNEY

18.1                         Subject to the Law, the Board may from time to time (and at any time) by power of attorney appoint any person, firm, or body of persons, whether nominated directly or indirectly by the Board, to be the attorney of the Company for such purpose and with such of the Board’s powers, authorities and discretion and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection or convenience of persons dealing with any such attorney as the Board may thin fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

18.2                         A power of attorney given by the Company shall be valid if executed by the Company under the common signature of the Company.

19.                             SECRETARY

19.1                         The members may (but are not obliged to) appoint a company secretary by ordinary resolution. For the avoidance of doubt, the members may appoint one of the directors as company secretary or appoint a person who is not a director as the company secretary.

19.2                         Where the members do not choose to appoint a secretary the directors may (but are not obliged to) appoint one of their number to act as both a director and company secretary.

19.3                         The company secretary shall car out the duties and functions contained in section 171 of the Law.

19.4                         The company secretary may be removed in accordance with Article 14.3 as if the company secretary were a director.

20.                             INDEMNITY

20.1                         The directors, secretary and other officers or employees of the Company shall be indemnified out of the assets of the Company to the fullest extent permitted by the Law from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by reason of any contract entered into or any act done, concurred in or omitted, in or about the execution of their duty or supposed duty or in relation thereto.

20.2                         An alternate director is entitled to be indemnified under this clause as if he were a director.

20.3                         The directors may without the sanction of the Company in general meeting authorise the purchase or maintenance by the Company for any officer or former officer of the Company of any insurance which is permitted by the Law in respect of any liability which would otherwise attach to such officer or former officer.

21.                             BOARD MEETINGS

21.1                         The directors may regulate their proceedings as they think fit and may determine amongst themselves any matter relating to the proceedings of Board meetings including:

(a)                                  the number and frequency of meetings,

(b)                                 the quorum required for the holding of meetings,

(c)                                  the appointment and removal of a chairman of the Board, and

(d)                                 the establishment of committees of the Board.

21.2                        Unless the directors otherwise resolve under paragraph 21.1(b) the quorum for a Board meeting shall be two directors unless the Company has a single director. In that case the single director alone is deemed to be a quorum.

21.3                         Where a director and his alternate director are present, the alternate director shall not be counted as part of any quorum nor shall he be entitled to vote.

21.4                         Questions arising at any Board meeting shall be decided by a majority of votes. Each director is entitled to cast a single vote. In the case of an equality of votes the chairman shall have a second or casting vote.

21.5                         The Board may pass a resolution without convening a Board meeting if all directors entitled to vote on the resolution sign and date a document containing a statement that they are in favour of the resolution set out in the document (a “circulating resolution”). The circulating resolution may be executed by each director in counterpart. The circulating resolution is passed when the last director entitled to vote signs the circulating resolution.

22.                             NOTICE

22.1                         All members are deemed to have agreed to accept communication from the Company by electronic means unless the members notify the Company otherwise. Notice under this Article 22.1 must be in writing and signed by the member and delivered to the Company’s registered office or such other place as the Board directs.

22.2                         A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company is deemed to have received notice of the meeting and, where requisite, of the purpose for which it was called.

22.3                         Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register of members, has been duly given to a person from which he derives his title.

23.                             EXTRAORDINARY GENERAL MEETINGS

23.1                         All General Meetings save those called under section 199 of the Law shall be called “Extraordinary General Meetings”.

24.                             GENERAL MEETINGS

24.1                         No business shall be transacted at any meeting unless a quorum is present in accordance with the Law and these Articles.

24.2                         If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting, if convened by or upon the requisition of members, shall be dissolved. If otherwise convened, it shall stand adjourned to the same day in the next week at the same time and place, or such day, time and place as the chairman may determine and, if at such adjourned meeting a quorum is not present within five minutes from the time appointed for the holding of the meeting, those members present in person or by proxy shall be a quorum.

24.3                         Subject always to the Law, a member participating by video link or telephone conference call or other electronic or telephonic means of communication in a meeting at which a quorum is present shall be treated as having attended that meeting provided that the members present at the meeting can read, hear and speak to the participating member.

24.4                         Subject always to the Law, a video link or telephone conference call or other electronic means of communication in which a quorum of members participates and all participants can hear and speak to each other shall be a valid meeting which shall be deemed to tae place where the chairman of the meeting is present unless the members resolve otherwise.

25.                             ELECTION AND POWERS OF CHAIRMAN

25.1                         The chairman of any general meeting shall be either:

(a)                                  the chairman of the Board,

(b)                                 in the absence of the chairman, or if the Board has no chairman, then the Board shall nominate one of their number to preside as chairman,

(c)                                  if neither the chairman of the Board nor the nominated director are present at the meeting then the directors present at the meeting shall elect one of their number to be the chairman,

(d)                                 if only one director is present at the meeting then he shall be chairman of the general meeting,

(e)                                  if no directors are present at the meeting then the Secretary; or

(f)                                    if no directors are present at the meeting then the members present shall elect a chairman for the meeting by an ordinary resolution.

25.2                         The chairman of the general meeting shall conduct the meeting in such a manner as he thinks fit and may adjourn the meeting from time to time from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. In addition the chairman may limit the time for members to speak.

26.                             RIGHT OF DIRECTORS TO SPEAK

26.1                         A director of the Company shall be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company regardless of whether that director is a member of the Company. or of the relevant class of shares.

27.                             VOTING AND POLLS

27.1                         A quorum of members shall be that number or members set out in section 213 of the Law.

27.2                         Unless the Board directs otherwise, the rights of a member to vote at a general meeting are suspended if that member has failed to pay any sum due and owing on his share whether that sum is due as a result of a failure to pay a call or otherwise.

27.3                         Voting on any resolution proposed at a general meeting shall be done on the basis of a show of hands unless a poll is demanded. Where a member is participating in a general meeting under section 217 of the Law, the chairman shall determine how that members’ vote on a show of hands shall be counted.

27.4                         A poll may be demanded in accordance with section 216 and may be demanded by:

(a)                                  the chairman,

(b)                                 at least two members having the right to vote on the resolution, or

(c)                                  a member or members representing not less than 10% of the total voting rights of all members having the right to vote on the resolution.

27.5                         Subject to the provisions of the Law and a poll shall be taken as the chairman directs and he may:

(a)                                  appoint scrutineers (who need not be members),

(b)                                 fix a time and place for the poll and for the declaration of the results of the poll provided that neither shall take place any later than 30 days following the general meeting, and

(c)                                  if necessary adjourn the general meeting to enable a poll to be organised.

27.6                         A poll demanded on the election of a chairman or on a question of adjournment shall be taken immediately. A poll demanded on any other questions shall be taken either immediately or at such day, time and place as the chairman directs, not being more than 30 days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is withdrawn, the meeting shall continue as if the demand had not been made.

27.7                         No notice need be given of a poll not taken immediately if the day, time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days notice shall be given specifying the day time and place at which the poll is to be taken

28.                             PROXIES

28.1                        An instrument appointing a proxy shall be in writing, executed by or on behalf of the member and shall be in the form approved by the Board. The Board may resolve to permit instruments appointing proxies to be received by facsimile or email.

28.2                         An instrument appointing a proxy is only valid if it is:

(a)                                  sent to the Company’s registered office or at such other place as determined by the Directors, or

(b)                                 sent by facsimile to the telephone number nominated by the Board of the Company if the Board resolves to accept proxy appointments by facsimile, or

(c)                                  sent by email to the email address nominated by the Company if the Board resolves to accept proxy appointments by email.

28.3                         If the Board resolves under paragraph 28.2(b) or (c) to accept proxy appointments by facsimile or email then the notice of general meeting must contain the nominated facsimile number and email address.

29.                             BODIES CORPORATE ACTING BY REPRESENTATIVES

29.1                         Any body corporate which is a member of the Company may appoint such other person as it this fit to act as its representative at any meeting of the Company or of any class of members of the Company and exercise the member’s powers accordingly.

30.                             OMISSION OR NON-RECEIPT OF NOTICE

30.1                         The accidental failure to provide notice of a meeting, or to send any other document, to a person entitled to receive such notice or document shall not invalidate the proceedings at that meeting or call into question the validity of any actions, resolutions or decisions taken.

31.                             COMMON SIGNATURE

31.1                         The common signature of the Company may be either:

(a)                                  CREDIT SUISSE GROUP (GUERNSEY) I LIMITED with the addition of the signature(s) of one or more officer(s) of the Company authorised generally or specifically by the Board for such purpose, or such other person or persons as the Board may from time to time appoint, or

(b)                                 if the Board resolves that the Company shall have a common seal, the common seal of the Company affixed in such manner as these Articles may from time to tie provide.

32.                             SEAL

32.1                         If the Board elects to have a common seal, the Board shall provide for the safe custody of the seal which shall only be used pursuant to a resolution passed at a meeting of the Board and every instrument to which the seal is affixed shall be signed in accordance with par (a) of the common signature as set out in Article 31.1.

33.                             STANDARD ARTICLES NOT TO APPLY

The standard articles prescribed by the States of Guernsey Commerce and Employment Department pursuant to section 16(2) of the Law shall not apply to the Company.